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                                                                      Exhibit 11

                      NORTHWESTERN STEEL AND WIRE COMPANY

                        Computation of Income Per Share


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
                                                            Three Months Ended             Six Months Ended
                                                                January 31,                   January 31,
                                                        ---------------------------   ---------------------------
                                                            1995           1994           1995           1994
                                                        ------------   ------------   ------------   ------------

Net income                                              $  2,215,000   $  1,671,000   $  6,476,000   $  4,913,000
                                                        ============   ============   ============   ============

Weighted average shares outstanding                       24,685,599     24,656,023     24,685,599     24,656,023

Net additional shares outstanding assuming
  dilutive stock options exercised and proceeds used
  to purchase treasury stock at average market price         344,338        626,581        344,338        626,581
                                                        ------------   ------------   ------------   ------------

Shares outstanding for net income
  per share calculation                                   25,029,937     25,282,604     25,029,937     25,282,604
                                                        ============   ============   ============   ============


Net income per share                                    $       0.09   $       0.07   $       0.26   $       0.20
                                                        ============   ============   ============   ============
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